Exhibit 99.1

N E W S     R E L E A S E

FOR IMMEDIATE RELEASE	Contact:
December 4, 2013	Investor Relations Dept.
(800) 536-7453

TORCH ENERGY ROYALTY TRUST DECLARES

FOURTH QUARTER 2013 CASH DISTRIBUTION

HOUSTON - Torch Energy Royalty Trust (“Trust”) (OTC PINK Sheets: TRRU) (www.torchroyalty.com) today announced a cash distribution of $3,390,639.72 or .394260 cents per unit, payable on December 23, 2013 to unitholders of record on December 13, 2013. This distribution mainly relates to the proceeds from the sale of the Trust’s remaining assets, net of certain Trust’s cost and expenses pertaining to its liquidation. As previously reported in the Trust’s Form 8-K as filed with the Securities and Exchange Commission on August 30, 2013, the Trust simultaneously signed and closed a purchase and sale agreement on August 30, 2013 by and among the Trust, Torch Royalty Company, Torch E&P Company, N.M.L. Inc. (the “Buying Parties”) and Torch Energy Advisors Incorporated, pursuant to which the Trust and the Torch Energy Louisiana Royalty Trust sold its remaining assets in certain net profits interests attributable to the underlying working interests in certain fields that produce from the Cotton Valley and Austin Chalk formations located in the State of Texas and the Chalkley field located in the State of Louisiana for a purchase price of $3,258,330. The Buying Parties were the successful bidder in the public auction of such assets.

Pursuant to the Trust Agreement, the trustee established a cash reserve following the termination of the Trust in January 2008. Such cash reserve is comprised of certain net proceeds received by the Trust which were withheld from cash distributions to unitholders for the payment of actual, contingent and uncertain liabilities associated with the liquidation and winding down of the Trust. The Trust’s cash reserve will be held by the Trust until all expenses have been paid in connection with the wind down. The current cash reserve is approximately $150,000. To the extent that any of the cash reserve remains after the payment of all of the Trust’s expenses, the trustee may make one or more additional cash distributions to the unitholders of record; however, no assurance can be made that any such distributions will occur.

All of the assets of the Trust have been sold as of August 30, 2013 and the trustee is in the process of winding down the Trust as previously approved by the affirmative vote of the requisite number of unitholders. The Trust no longer receives any net proceeds from the net profits interests as of the effective date of the purchase agreement for those assets (May 1, 2013).

About the Trust

The Trust was terminated by a vote of the unitholders in January 2008. The Trust is currently in the wind down period. Pursuant to the Trust Agreement, upon termination of the Trust, the assets of the Trusts were to be sold and the proceeds distributed to unitholders. Following a public auction of the Trust’s assets, the Trust sold its net profits interests associated with the oil and gas properties located in the Robinson’s Bend Field in the Black Warrior Basin to Robinson’s Bend Production II, LLC. In August 2013,

the Trust sold its net profits interests attributable to the underlying working interests in certain fields that produce from the Cotton Valley and Austin Chalk formations in the State of Texas and the Chalkley field located in the State of Louisiana.

Additional information about the Trust can be found in the Trust’s filings with the Securities and Exchange Commission and on the Trust’s website, www.torchroyalty.com.

A Note on Forward-Looking Statements:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Trust’s business that is not historical information. As a general matter, forward-looking statements are those focused upon future or anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. The words “believe,” “expect,” “plan,” “intend,” “estimate,” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would,” and “could,” often identify forward-looking statements. The Trust believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain, and the Trust may not realize its expectations and its beliefs may not prove correct. These and other risks, uncertainties and assumptions are detailed in the “Risk Factors” section and elsewhere in the documents filed by the Trust with the Securities and Exchange Commission. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. The Trust undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.